Exhibit 1

AMENDMENT NO. 1

Dated as of July 14, 2004

to

TRANSACTION AGREEMENT

Dated as of May 11, 2004

By and Among

COMSAT GENERAL CORPORATION,

LOCKHEED MARTIN GLOBAL TELECOMMUNICATIONS, LLC

(formerly known as COMSAT Government Systems LLC),

COMSAT NEW SERVICES, INC.,

INTELSAT GOVERNMENT SOLUTIONS CORPORATION,

INTELSAT MTC LLC

and

INTELSAT, LTD.

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AMENDMENT NO. 1 TO
TRANSACTION AGREEMENT

     This Amendment No. 1 (this “Amendment”) to Transaction Agreement (as amended to date, together with the Exhibits, Schedules and Attachments thereto, the “Transaction Agreement”) is made as of the 14th day of July 2004, by and among COMSAT GENERAL CORPORATION, a Delaware corporation (“COMSAT General”), LOCKHEED MARTIN GLOBAL TELECOMMUNICATIONS, LLC, a Delaware limited liability company (“LMGT”), COMSAT NEW SERVICES, INC., a Delaware corporation (“CNSI” and, collectively with COMSAT General and LMGT, “Sellers” and each a “Seller”), INTELSAT GOVERNMENT SOLUTIONS CORPORATION, a Delaware corporation (“Buyer”), INTELSAT MTC LLC, a Delaware limited liability company (“MTC” and collectively with Buyer and any Buyer Designees, “Buyers”) and INTELSAT, LTD., a company incorporated and existing under the laws of Bermuda (“Parent”). COMSAT General, LMGT, CNSI, Buyer, MTC and Parent are sometimes referred to herein as a “Party” or collectively as the “Parties”.

WITNESSETH

     WHEREAS, the Parties entered into the Transaction Agreement as of May 11, 2004; and

     WHEREAS, the Parties desire to amend certain provisions of the Transaction Agreement, all as more fully set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

     Section 1. Definitions. Capitalized terms used in but not defined in this Amendment shall have the meanings specified in the Transaction Agreement.

     Section 2. Amendment to Section 5.10. Section 5.10 of the Transaction Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

     “Section 5.10 Future Audit.

          (a) For a period of three years following the Closing, Sellers (i) agree to exercise reasonable commercial efforts to maintain in accordance with Sellers customary and ordinary practices all documentation and work papers of the type generally maintained by Sellers or other subsidiaries of Lockheed Martin in the ordinary course of business (except to the extent that a copy of any such documentation and work papers are or have been provided to Buyer prior to, on or after the date of this Agreement), and (ii) shall provide Parent, subject to compliance with Applicable Law, applicable privileges (including attorney-client and work-product privileges) and confidentiality restrictions, with reasonable access to the personnel, and to the documentation and work papers maintained pursuant to the foregoing clause (i) to the extent reasonably necessary to enable Parent to comply with its obligations under Securities Laws.

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          (b) Commencing on the date hereof, Sellers shall exercise reasonable commercial efforts to prepare and retain Ernst & Young to audit a statement of net assets (liabilities) for the Business at December 31, 2003, together with a statement of revenues, direct expenses and allocated expenses for the year then ended and notes thereto in accordance with GAAP, it being understood that such financial statements and notes are not a complete presentation of the financial position and results of operations of the Business as a stand-alone entity (the “Accounting Requirements”). Sellers shall request Ernst & Young promptly to provide to Parent such information related to such statements as may be reasonably requested by Parent, subject to compliance with Applicable Law, applicable privileges (including attorney-client and work product privileges), confidentiality restrictions and the terms and conditions of any engagement letter executed in connection therewith. Sellers shall use commercially reasonable efforts to assist Ernst & Young in completing such audit of the financial statements and Sellers shall deliver to Parent such financial statements with Ernst & Young’s audit report relating thereto as soon as reasonably practical after the date of this Agreement (it being understood that such audit is expected to take approximately eight (8) to ten (10) weeks to complete following execution of an engagement letter). In addition, Sellers shall, and shall exercise reasonable commercial efforts to cause Ernst & Young to, cooperate with Parent in responding to comments on such financial statements received by Parent from the Securities and Exchange Commission.

          (c) Upon request of Buyer, Sellers shall use commercially reasonable efforts to prepare, and engage Ernst & Young to conduct a SAS 100 review of the unaudited statement of net assets (liabilities) of the Business as of the end of a calendar quarter occurring between the date of this Agreement and Closing as is requested by Buyer and statements of revenues, direct expenses, and allocated expenses and notes thereto for the applicable year to date periods during 2004 and 2003 in accordance with the Accounting Requirements, and to use commercially reasonable efforts to cooperate with Parent in responding to comments, if any, on such financial statements received by Parent from the Securities and Exchange Commission. The Sellers shall deliver to Parent the applicable unaudited financial statements and the report of Ernst & Young with respect to its SAS 100 review, subject to compliance with Applicable Law, applicable privileges (including attorney-client and work product privileges), confidentiality restrictions and the terms and conditions of any engagement letter executed in connection therewith, as promptly as reasonably practicable after the Closing.

          (d) Parent shall promptly reimburse Sellers, without limitation, for any and all fees or expenses incurred in connection with the preparation and audit or review of any financial statements or in cooperating with Parent in responding to any comments thereon or otherwise pursuant to the foregoing provisions, including, without limitation, any and all fees and expenses of Ernst & Young incurred in connection therewith. Parent shall promptly pay to (or at the direction of) Sellers, upon receipt of an invoice therefor, all such fees and expenses incurred by Sellers or its Affiliates without any set-off. This Section 5.10(d) shall survive Closing or termination of this Agreement for any reason until all such fees and expenses have been paid.

          (e) Notwithstanding anything contained in this Agreement to the contrary, neither Lockheed Martin nor any of its Affiliates shall have any responsibility for the audit or review (or any responses to comments received by the Securities and Exchange Commission) contemplated by this Section 5.10, except for the obligation to exercise reasonable commercial

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efforts to (i) prepare such financial statements and (ii) assist and otherwise cause Ernst & Young to conduct such audit and review. The Parties acknowledge and agree that the results of such audit and review shall have no effect whatsoever on the determination of the Proposed Final Net Asset Amount or the Final Net Asset Amount, each of which shall be prepared and determined in accordance with the provisions of Section 2.04. Furthermore, the Parties acknowledge that Lockheed Martin and its Affiliates are engaging Ernst & Young to conduct such audit and review as an accommodation to Parent, Buyers and MTC and, therefore, neither Lockheed Martin nor any of its Affiliates shall be responsible for, and Parent, Buyers and MTC shall indemnify, defend and hold Lockheed Martin and its Affiliates harmless from any claims arising out of or in connection therewith.”

     Section 3. Amendment to Section 12.01. Section 12.01(c) of the Transaction Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

     “(c) by Buyer or Sellers if the conditions to Closing set forth in Section 10.02(c) have not been satisfied (or waived) on or before August 31, 2004;”

     Section 4. Limited Amendment. Except as specifically provided in this Amendment and as the context of this Amendment otherwise may require to give effect to the intent and purposes of this Amendment, the Transaction Agreement shall remain in full force and effect without any other amendments or modifications.

     Section 5. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation of this Amendment.

     Section 6. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of Maryland (without regard to the choice of law provisions thereof). The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply.

     Section 7. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. Each Party may execute this Amendment on a facsimile of this Amendment. In addition, facsimile signatures of authorized signatories of any Party shall be valid and binding, and delivery of a facsimile signature by such Party shall constitute due execution and delivery of this Amendment.

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     IN WITNESS WHEREOF, the Parties caused this Amendment to be duly executed by their respective authorized officers on the day and year first above written.

COMSAT GENERAL CORPORATION
By:	/s/ Chris Demain
	Name:	Chris Demain
	Title:	Authorized Representative

LOCKHEED MARTIN GLOBAL TELECOMMUNICATIONS, LLC
By:	/s/ Chris Demain
	Name:	Chris Demain
	Title:	Authorized Representative

COMSAT NEW SERVICES, INC.
By:	/s/ Chris Demain
	Name:	Chris Demain
	Title:	Authorized Representative

INTELSAT GOVERNMENT SOLUTIONS CORPORATION
By:	/s/ Susan P. Miller
	Name:	Susan P. Miller
	Title:	President

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INTELSAT MTC LLC
By:	/s/ Susan P. Miller
	Name:	Susan P. Miller
	Title:	President

INTELSAT, LTD.
By:	/s/ Conny Kullman
	Name:	Conny Kullman
	Title:	CEO

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